Exhibit 5.1


                          June 25, 1998



Board of Directors
Main Street Bancorp, Inc.
601 Penn Street
Reading, Pennsylvania  19603

Re:  Main Street Bancorp, Inc. Shareholder Automatic Dividend
     Reinvestment and Stock Purchase Plan

Gentlemen:

     You have asked us to provide you with our opinion whether the 5,000,000 shares of common stock, par value $1.00 per share (the "Common Stock"), of Main Street Bancorp, Inc. (the "Company") that may be issued from time to time pursuant to the exercise of options issued under the Main Street Bancorp, Inc. Shareholder Automatic Dividend Reinvestment and Stock Purchase Plan (the "Plan"), when and if such shares are issued pursuant to and in accordance with the Plan, will be duly and validly issued, fully paid and nonassessable. We, as counsel to the Company, have reviewed:

     1. The Pennsylvania Business Corporation Law of 1988, as amended;

     2.   The Articles of Incorporation of the Company;

     3.   The By-laws of the Company; and

     4. The Resolutions of the Board of Directors of the Company adopted June 23, 1998 as certified by the Corporate
Secretary of the Company.

     Based on our review of such documents, it is our opinion that the Common Stock issuable under the Plan, when and as issued and paid for in accordance with the provisions of the Plan, will be duly and validly issued, fully paid and nonassessable. In giving the foregoing opinion, we have assumed that the Company will have, at the time of the issuance of such Common Stock, a sufficient number of authorized shares available for issue.

     We consent to the filing of this opinion as an exhibit to the registration statement the Company is filing today in connection with the registration of 5,000,000 shares of the
<PAGE 1> Company's Common Stock.  In giving this consent to
inclusion of our name in the Registration Statement under the caption "Legal Matters", we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours

                              /s/ STEVENS & LEE

                              STEVENS & LEE  <PAGE 2>